SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a.6)

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date File:

CONTINUATION OF THE SPECIAL MEETING OF SHAREHOLDERS

April 11, 2003.

There are two weeks left to continue the Special Shareholders Meeting that began on October 13, 2002. The Continuation of the Special Shareholders Meeting will be held on April 26th at 1:00 PM in the Condado Plaza Hotel’s Lobby Activity Room on the first floor. Look for signs explaining where in the Hotel the Meeting will be held.

This continuation deals with two matters that are important to the Shareholders, the future of the Corporation, and the medical and dental class. One of the two matters authorizes the transfer of your shares to your spouse or heirs who are not physicians or dentists, hereby preserving your shares for your loved ones. These shares will convert to a new share class with no voting rights.

The other matter’s purpose is to increase the shareholders base so that other physicians and dentists may acquire voting shares. In this way, the corporation will be kept in physicians and dentists’ hands.

Make your voice heard, and send your proxy to the Board’s Secretary today at FAX number (787) 749-4191, or to (787) 706-4023, if you still have not sent it in. Through this Power you can declare your vote regarding the two matters to be considered in the Meeting. Remember that the Annual Shareholders Meeting will be held the next day, at 9:00 AM, in the A, B, and C Rooms of the Condado Plaza Hotel.

For you and yours, send in your Proxy.